Exhibit 99.1


                          JAMES RIVER BANKSHARES, INC.
                         1996 EMPLOYEE STOCK OPTION PLAN

        1. PURPOSE. The purpose of the Plan is to support the business goals of the Company and to attract, retain and motivate key employees of the Company by providing incentives to associate more closely their interests with the interests of JRB's shareholders. These objectives are accomplished by making Awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

        2. DEFINITIONS

                  2.1 "Award" shall mean the grant of any form of stock option to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

                  2.2 "Award Agreement" shall mean an agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

                  2.3  "Board" shall mean the board of directors of JRB.

                  2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  2.5 "Committee" shall mean the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the committee specified in the Plan shall be exercised by the Board.

                  2.6 "Company" shall mean JRB and its subsidiaries, including subsidiaries of subsidiaries.

                  2.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  2.8 "Fair Market Value" shall mean the average of the last sale price of the common stock of JRB on the NASDAQ National Market for the 10 consecutive trading days immediately preceding the date in question.

                  2.9 "Involuntary Separation without Cause" shall mean a termination of employment by the Company for reasons other than substantial failure to perform duties, material violation of Company policies, unethical activities, misconduct, fraud, or commission of an illegal act; provided, that, Involuntary


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Separation without Cause does not include a resignation or a voluntary separation from employment, in either case initiated by a Participant.

                  2.10 "Participant" shall mean an employee of the Company to whom an Award has been made under the Plan.

                  2.11 "Plan" shall mean the James River Bankshares, Inc. 1996 Employee Stock Option Plan.

                  2.12 "JRB" shall mean James River Bankshares, Inc., a Virginia corporation.

        3. EFFECTIVE DATE AND DURATION OF THE PLAN. The effective date of the Plan is April 11, 1996, subject to approval of the Plan by the shareholders of JRB at the annual meeting to be held on May 23, 1996, or any adjournment thereof. The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares, but no Award shall be granted more than ten years after the effective date of the Plan.

        4. CAPITAL STOCK AVAILABLE FOR AWARDS. The number of shares of common stock of JRB for which Awards may be granted under the Plan shall not exceed 500,000; provided, however, that in no event may the shares for which awards may be granted under the Plan exceed in the aggregate 10% of the issued and outstanding common stock of JRB at any time. As soon as possible after adoption of the Plan by JRB's shareholders, JRB shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of stock available for issuance pursuant to Awards. Stock related to Awards that are forfeited, terminated, expire unexercised, or are settled in such manner that all or some of the shares covered by an Award under this Plan are not issued to a Participant shall immediately become available for Awards under this Plan.

        5. ADMINISTRATION. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than two persons appointed by the Board from among its members. A person may serve on the Committee only if he or she is not eligible and has not received a grant of an Award under the Plan for at least one year before his or her appointment and otherwise satisfies the definition of a "disinterested person" for purposes of Rule 16b-3 under the Exchange Act and satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code. No member of the Committee may receive Awards under the Plan. Without limiting the foregoing, the Committee shall have full and final authority in its discretion: (i) to make and adopt rules and regulations for the administration of the Plan; (ii) to conclusively interpret the provisions of the Plan and to decide all questions of fact arising in its application; (iii) to determine the employees to whom

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Awards shall be made under the Plan; (iv) to determine the type of Award to be made and the amount, size and terms of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, based in each case on such conditions as the Committee shall determine); (v) to determine the time when Awards will be granted; (vi) to prescribe from time to time the form, and the terms, provisions and conditions not inconsistent with the Plan, of any Award Agreement; and (vii) to make all other determinations necessary or advisable for the administration of the Plan. The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to benefits granted to employees who are officers or directors of JRB for purposes of Section 16 of the Exchange Act.

        6. ELIGIBILITY. Participants shall be limited to those officers and other key employees of the Company who are in positions in which their decisions, actions and efforts significantly contribute to the success of the Company. Directors of the Company who are not otherwise officers or employees of the Company shall not be Participants.

        7. AWARDS UNDER THE PLAN. The Committee shall determine the type or types of Awards to be made to each Participant and shall set forth in each Award Agreement the terms, conditions, and limitations applicable to each Award. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

        8. INCENTIVE STOCK OPTIONS. Incentive stock options, or substitutes therefor, are options to purchase shares of common stock of JRB which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, comply with Section 422 of the Code. Incentive stock options shall be evidenced by Award Agreements which shall contain in substance the following terms and conditions:

                  8.1 Option Price. The purchase price per share of stock deliverable upon the exercise of an incentive stock option shall not be less than 100% of the Fair Market Value of the stock on the day the incentive stock option is granted, as determined by the Committee.

                  8.2 Exercise of Option. Each Award Agreement pursuant to which incentive stock options are granted shall state the period or periods of time within which the incentive stock option may be exercised by the Participant, in whole or in part, which shall be such period or periods of time as may be determined by the

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Committee, provided that the exercise period shall not commence earlier than six months after the date of the grant of the incentive stock option nor end later than ten years after the date of the grant of the incentive stock option.

                  8.3 Nontransferability. Each Award Agreement shall state that the incentive stock option is not transferable other than by will or the laws of descent and distribution, and during the lifetime of the Participant is exercisable only by the Participant.

                  8.4 Payment for Shares. Stock purchased pursuant to an incentive stock option shall be paid for in full in cash or, unless the Committee determines otherwise at or prior to the time of exercise, common stock of JRB at Fair Market Value or a combination thereof, in an amount or having a combined value equal to the aggregate purchase price for the shares subject to the incentive stock option or portion thereof being exercised.

                  8.5 Rights Upon Termination of Employment. In the event that a Participant ceases to be an employee of the Company for any reason other than death, disability, retirement (including early retirement) or Involuntary Separation without Cause, all incentive stock options granted to the Participant shall lapse forthwith or at such other time as determined by the Committee. In the event employment ceases because a Participant dies, retires, becomes disabled, or is Involuntarily Separated without Cause, prior to expiration of the Participant's incentive stock option, without having fully exercised such incentive stock option, the Participant shall have the right to exercise the incentive stock option during its term within a period of three months after the date employment so ceased, to the extent that the incentive stock option was exercisable on the date employment ceased.

                  8.6  Individual Limitations.

                     8.6.1 Notwithstanding anything herein to the contrary, to the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of stock for which any Participant is granted incentive stock options that are exercisable for the first time during any calendar year (under all such plans of the Company) shall exceed $100,000 (such excess to be determined by taking incentive stock options into account in the order in which granted), such incentive stock options to such extent shall be treated as options which are not incentive stock options.

                     8.6.2 Notwithstanding anything herein to the contrary, no incentive stock option shall be granted to any individual if at the time the incentive stock option is to be granted the individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of JRB or of any parent or subsidiary corporation unless at the time such incentive stock option is granted the

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option price is at least 110% of the Fair Market Value of the stock subject to the incentive stock option and such incentive stock option by its terms is not exercisable after the expiration of five years from the date such incentive stock option is granted.

                  8.7 Code Compliance. Each Award Agreement pursuant to which incentive stock options are granted shall contain such other terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as a tax-favored option within the meaning of
Section 422 of the Code, or the regulations thereunder. Notwithstanding Section 16, the Board shall have the power without further approval to amend the terms of the Plan or any Awards or Award Agreements thereunder for such purpose.

                  8.8 Cashless Exercise. To the extent permitted under the applicable laws and regulations under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and with the consent of the Committee, JRB agrees to cooperate in a "cashless exercise" of an incentive stock option. The cashless exercise shall be effected by the Participant delivering to a registered securities broker acceptable to the Company instructions to sell a sufficient number of shares of stock to cover the costs and expenses associated therewith.

        9. NON-QUALIFIED STOCK OPTIONS. Non-qualified stock options, or substitutes therefore, are options to purchase shares of common stock of JRB which are not intended to comply with Section 422 of the Code. Non-qualified stock options shall be evidenced by Award Agreements which shall contain in substance the following terms and conditions:

                  9.1 Option Price. The purchase price per share of stock deliverable upon the exercise of a non-qualified stock option shall be not less than 100% of the Fair Market Value of the stock on the day the non-qualified stock option is granted, as determined by the Committee.

                  9.2 Exercise of Option. Each Award Agreement pursuant to which non-qualified stock options are granted shall state the period or periods of time within which the non-qualified stock option may be exercised by the Participant, in whole or in part, which shall be such period or periods of time as may be determined by the Committee at the time of grant, provided that the exercise period shall not commence earlier than six months after the date of the grant of the non-qualified stock option nor end later than ten years after the date of the grant of the non-qualified stock option.

                  9.3 Payment for Shares. Stock purchased pursuant to a non-qualified stock option shall be paid for in full in cash or, unless the Committee determines otherwise at or prior to the time of exercise, in common stock of JRB at Fair Market Value or a combination of cash and such common stock, in an amount

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or having a combined value equal to the aggregate purchase price for the shares subject to the non-qualified stock option or portion thereof being exercised.

                  9.4 Rights Upon Termination of Employment. In the event that a Participant ceases to be an employee of the Company for any reason other than death, disability, retirement (including early retirement) or Involuntary Separation without Cause, all non-qualified stock options granted to such Participant shall lapse forthwith or at such other time as determined by the Committee. In the event employment ceases because a Participant dies, retires, or becomes disabled, or is Involuntarily Separated without Cause prior to expiration of the Participant's non-qualified stock option without having fully exercised such non-qualified stock option, the Participant shall have the right to exercise the non-qualified stock option during its term within a period of three months after the date employment so ceased, to the extent that the non-qualified stock option was exercisable on the date employment ceased.

                  9.5 Cashless Exercise. To the extent permitted under the applicable laws and regulations under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and with the consent of the Committee, JRB agrees to cooperate in a "cashless exercise" of a non-qualified stock option. The cashless exercise shall be effected by the Participant delivering to a registered securities broker acceptable to the Company instructions to sell a sufficient number of shares of stock to cover the costs and expenses associated therewith.

       10.        GENERAL RESTRICTIONS.

                  10.1 Conditions on Company's Obligations. The Company's obligations with respect to each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law,
(ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock, is necessary or desirable as a condition of or in connection with the granting of such Award, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

                  10.2 Per Employee Limitation on Stock Options. Notwithstanding anything in this Plan to the contrary, no Participant shall receive incentive stock options and non-qualified stock options that, in the aggregate, grant the Participant the option to purchase in excess of 75,000 shares of common stock of JRB in any given year the Plan is in effect.


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       11. RIGHTS TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any Award
Agreement or other agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Participant.

       12. WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of common stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and/or local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

       13. NONTRANSFERABILITY. No Award under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution. During the life of the Participant, all Awards shall be exercisable only by such person or by such Participant's guardian or legal representative.

       14. NON-UNIFORM DETERMINATION. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms, provisions and conditions of such Awards, the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

       15. ADJUSTMENTS. In the event of any change in the outstanding common stock of JRB by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, in which the number of shares held by JRB shareholders prior to such event is affected by such event, then the Committee shall adjust the number of shares of common stock which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding Award or the number or kind of shares issuable pursuant to an outstanding Award under the Plan. Notwithstanding the foregoing, all changes in the outstanding common stock of JRB shall be considered in determining the number of shares of outstanding common stock of JRB for purposes of Section 4 of this Plan.

       16. AMENDMENT. The Board may amend, alter, suspend or terminate the Plan or the Committee's authority to grant Awards under the Plan, except that any such amendment, alteration, suspension or termination shall be subject to the ratification or approval of JRBs' shareholders within one year after Board action if such shareholder ratification or approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which

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the common stock of JRB may then be listed or quoted, or if the Board otherwise, in its discretion, determines for any other reason to submit such changes to the Plan to shareholders for approval or ratification. The amendment, alteration, suspension or termination of the Plan shall not, without the consent of a Participant, affect the Participant's rights under an Award previously granted.

       17.        CHANGE OF CONTROL.

                  17.1 Notwithstanding any other provision of the Plan, if there is a Change of Control, as defined below, of JRB, all outstanding stock options shall become exercisable immediately prior to the consummation of the Change of Control.

                  17.2 A "Change of Control" of JRB shall be deemed to have occurred upon the happening of any of the following events:

                       17.2.1 any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of JRB representing twenty-five percent (25%) or more of the combined voting power of JRB's then outstanding securities; or

                       17.2.2 during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the JRB Board of Directors cease for any reason to constitute a majority thereof unless the election or the nomination for election by JRB's Shareholders of each new director was approved by a vote of at least two-thirds of the JRB directors then still in office who were directors at the beginning of the period; or

                       17.2.3 the approval by JRB's shareholders of the merger or consolidation of JRB with any other corporation or business organization, the sale of substantially all of the assets of JRB or the liquidation or dissolution of JRB, unless, in the case of a merger or consolidation, the directors of JRB in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors of the surviving corporation or business organization of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation or business organization.

       18. EFFECT ON OTHER PLANS. Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, and any Awards made pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided.


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       19. COMPLIANCE WITH EXEMPTIVE RULES UNDER SECTION 16 OF THE EXCHANGE ACT.
It is the intent of the Company that transactions involving equity securities under the Plan by persons subject to Section 16 of the Exchange Act be exempt under Rule 16b-3 under the Exchange Act. Accordingly, if any provision of the Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to such a transaction, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such transaction.

       20. GOVERNING LAW. To the extent that federal laws do not otherwise control, the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.



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